Exhibit EX-99.h.6.a

SERVICING AGREEMENT

SERVICE CLASS SHARES
GENWORTH VARIABLE INSURANCE TRUST

Agreement, made as of this day of , 200 between Genworth Variable Insurance Trust (the “Trust”) and , whereby you agree to provide certain administrative support services to your customers who may from time to time be the record or beneficial owners of Service Class shares (such shares referred to herein as the “Shares”) of any and all current and future series and classes of Genworth Variable Insurance (the “Trust”) (i) that are effective or become effective with the U.S. Securities and Exchange Commission; (ii) that are available for sale; and (iii) for which an Administrative Services Plan is in place for Shares of such series and class (each such series, a “Fund”) subject to the following terms and conditions:

1. Administrative Support Services

You agree to provide administrative support services, directly or through an affiliate/designee, to your customers who may from time to time own of record or beneficially a Fund’s Shares. Services provided may include, but are not limited to, some or all of the following:. (i) maintaining a record of share purchases to assist the transfer agent in recording issuances of shares; (ii) performing miscellaneous account services to assist transfer agent in recording transfer of shares; (iii) reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account; (iv) determining net amount of cash flow into Fund;(v) reconciliation and deposit of receipts at Fund and confirmation thereof; (vi) determination of net amount required for redemptions and notification to Fund of cash required to meet redemptions; (vii) periodic reporting to the Trust; (viii) telephone support for shareholders with respect to inquiries about the Funds;.(ix) facilitation of tabulation of shareholder votes; (x) delivery of current prospectuses, reports, proxies and other materials to shareholders; (xi) sub-accounting services; (xii) preparation of reports to certain third party reporting services, and (xiii) providing other administrative support to the Trust from time to time.

In providing administrative support services, you agree to follow any written guidelines or standards relating to the processing of purchase, exchange and redemption orders for your customers as we may provide to you from time to time. All purchase and redemption orders will be executed at net asset value in accordance with the terms and condition of a Fund’s then current prospectus and Statement of Additional Information (collectively, the then current prospectus and Statement of Additional Information for each Fund are the “Prospectus”).

You and your employees will, upon reasonable request, be available during normal business hours to consult with the Funds or their designees concerning the performance of your responsibilities under this Agreement.

2. Office Space

You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

3. Representations

Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Funds or their Shares except those contained in the Trust’s Prospectuses for such shares, copies of which will be supplied by the Fund’s distributor, to you, or in such supplemental literature or advertising as may be authorized by the Funds in writing.

4. Independent Contractor

For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as limited agent for the Fund in any matter or in any respect except that if you transmit purchase and sale instructions to the Funds or its agent after the close of the New York Stock Exchange, then you will be considered the Fund’s agent for purposes of Rule 22c-1 under the Investment Company Act of 1940.

5. Indemnification

By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Trust and the Funds harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers.

In turn, we agree to and do release, indemnify and hold you harmless from and against any and all direct or indirect liabilities or losses resulting from directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities pursuant to this Agreement.

6. Compensation

In consideration for the services and facilities provided by you hereunder, the Funds will pay to you, and you will accept as full payment therefore, a fee at the annual rate equal to of the average daily net assets of a Fund’s Shares owned of record or beneficially by your customers from time to time for which you provide services hereunder, which fee will be computed daily and payable monthly. The fee rate stated above may be prospectively increased or decreased by the Fund and the investment adviser, in their sole discretion, at any time upon notice to you. Further, the Fund may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).

7. Quarterly Reports

Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to this Agreement will provide to the Board of Trustees of the Trust and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made. In addition, you will furnish the Funds or their designees with such information as the Funds or their designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Funds and their designees

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(including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by the Funds pursuant hereto, as well as any other reports or filings that may be required by law.

8. Non-Exclusivity

Both parties may enter into other similar Servicing Agreements with any other person or persons without the other’s consent.

9. Representations

By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Fund; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will to the extent required be disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations.

10. Termination

This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Funds or their designee. This Agreement may be terminated at any time, without the payment of any penalty with respect to the Funds by the vote of a majority of the members of the Board of Trustees and who have no direct or indirect financial interest in the operation of the Administrative Servicing Plan or in any related agreements to the Administrative Servicing Plan (“Disinterested Trustees”) or by a majority of the outstanding voting securities of the Fund on at least sixty (60) days written notice to the parties to this Agreement, or upon material breach of this Agreement or by either party on at least ninety (90) days written notice to the other party.

In the event this Agreement is terminated under the Terms and Conditions described in such Agreement, the indemnification provision contained in the Agreement shall continue until the possibilities for damages or loss have expired.

11. Notices

All notices and other communications to either you, us or the Funds will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the address contained in the “Acceptance of Agreement” (Section 18) portion of this Agreement.

12. Choice of Law

This Agreement will be construed in accordance with the laws of the State of Delaware and is assignable upon written consent by all the parties hereto. Amendments will be made only upon

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written consent by both parties and subject to the approval of the Board of Trustees of the Trust when applicable.

13. Board of Approval

This Agreement, or form thereof, has been approved by vote of a majority of (i) the Board of Trustees and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

14. Trust Disclosure

The Trust is a statutory trust organized under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq) and under a Certificate of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. Pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular Fund, whether such Fund is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such Fund only, and not against the assets of the Trust generally or any other Fund thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Fund thereof shall be enforceable against the assets of such Fund.

The obligation of the Trust and the Funds hereunder are not personally binding upon nor shall resort be had to the private property of any of the trustees, shareholders, officers, employees or agents of the Trust but only the Trust’s property allocable to the particular share class shall be bound.

15. Complete Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the matters covered by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties and may be amended at any time and from time to time by written agreement of the parties hereto subject to the approval of the Board of Trustees of the Trust, when applicable.

16. Privacy Program

Each party of this Agreement agrees to protect Customer Information (defined below) and to comply as may be necessary with requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws (all the foregoing referred to as “Privacy Law”).

Customer Information means any information contained on an application of a customer (“Customer”) of the Funds or other form and all nonpublic personal information about a Customer that a party receives from the other party. Customer Information includes, by way of

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example and not limitation, name, address, telephone number, social security number, date of birth and personal financial information.

The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of Customer Information in their control, which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

The provisions of this Privacy Program shall survive the termination of the Agreement.

17. Anti-Money Laundering Program

We will rely upon you to establish a written Anti-Money Laundering Program (the “Program”) to include policies, procedures, and controls that comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001, (“the ACT”) and the Bank Secrecy Act of 1970 (“BSA”). Each party to this Agreement acknowledges, represents, and warrants that each party has adopted and implemented an Anti-Money Laundering Program that complies and will continue to comply with all aspects and requirements of the ACT, the BSA, and all other applicable anti-money laundering laws and regulations.

Upon request, you shall promptly certify to having such Program that complies with and continues to comply with all aspects and requirements of the ACT, the BSA, and all other applicable federal, state and local anti-money laundering laws and regulations.

Your Program shall include, and the Trust’s distributor shall rely upon, your policies, procedures and controls to, among other things, (i) verify the identity (due diligence) of your customers, (ii) maintain records of the information used to identify your customer, (iii) determine if your customer appears on lists of known or suspected terrorists or associated with known or terrorists organizations (said customer hereinafter referred to as a “Prohibited Customer”), and (iv) to ensure that that Prohibited Customers and foreign shell banks do not maintain investments in any Fund.

Your Program shall also comply with the Customer Identification Program (“CIP”) for customers who open accounts on or after October 1, 2003, and as such, shall among other matters provide for the release of customer information to law enforcement agencies, and the filing of Suspicious Activity Reports (“SARs”), as and if applicable, and in accordance with the ACT. In addition, your Program also shall include procedures for fulfilling the currency reporting requirements of the ACT and the BSA, as and if applicable.

The provisions of this Anti-Money Laundering section shall survive the termination of the Agreement.

18. Acceptance of Agreement

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this Agreement here indicated below and promptly return it to the Fund’s designee, Capital Brokerage Corporation (“Distributor”), to the address below:

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Capital Brokerage Corporation Attention:_________________ 6620 West Broad Street Building 2 Richmond, VA 23230

This Agreement will become effective on the date a fully executed copy of this Agreement is received by our designee.

Accepted by:

_____________________ Name: Title: Genworth Variable Insurance Trust Date: ________________________

Accepted and Agreed to: By:________________________ Name:________________________ Title:________________________ Company:________________________ Date:________________________

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